Exhibit 10.1
EMPLOYMENT AGREEMENT
PAIGE BURKES
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 8th day of June, 2009, by and between Global Employment Solutions, Inc. (“Company”), and Paige Burkes, an individual (“Manager”). Company and Manager are jointly referred to herein as the “Parties.”
In consideration of the mutual promises and agreements contained herein, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Company’s continued employment of Manager.
ARTICLE 1. TERMS AND CONDITIONS OF EMPLOYMENT
1. Employment and Duties. Company agrees to employ Manager and Manager hereby accepts employment as Chief Financial Officer under the terms and conditions set forth in this Agreement. As Chief Financial Officer, Manager agrees to perform the duties and responsibilities described more fully in Exhibit A to this Agreement (“Manager’s Duties” or “Duties”). Company explicitly reserves the right to expand, diminish, or otherwise change the Duties (including related tasks) or require Manager to work in other positions depending upon the Company’s operational or business needs. Manager agrees to devote Manager’s best efforts in performing the Duties and to observe and comply with all work rules, laws, and policies.
2. Employment Term. Company hereby employs the Manager and the Manager hereby accepts employment upon the terms and conditions contained herein. Employment shall commence on June 8th 2009 and shall continue for an indefinite time until terminated by either party, for any reason, with or without notice or cause.
3. Salary and Benefits.
(a) During the Employment Period, Manager’s base salary (the “Base Salary”) shall be $165,000.00 per annum, which salary shall be payable in regular installments in accordance with the Company’s general payroll practices.
(b) Car Allowance: $400.00 per month
(c) Bonus: At the end of each fiscal year during the Employment Period, Employee shall be eligible to receive a bonus based on Holding’s achieving annual EBITDA target amounts and performance criteria (MBO’s) established annually by the Compensation Committee and the CEO. However, during employee’s first year of employment, this bonus amount will be prorated for time worked. You qualify for up to $40,000.00 prorated for time worked between your start date and December 31, 2009. $10,000.00 prorated for time worked between your start date and December 31, 2009 of which will be guaranteed. Payment is due after the receipt of an annual audit generated by the Company’s accountants, but in no case later than 120 days after the Company’s fiscal year-end, the Company shall notify Employee of the bonus earned in the preceding fiscal year. Employee must be employed with the Company or its subsidiaries as of the end of each fiscal year to be eligible for the bonus. Terms associated with how you earn the prorated bonus amount will be reviewed with you during your first 30 days of employment.
(d) Stock Options: The Company agrees to grant you 25,000 Options commensurate with your date of hire. You will also qualify for an additional 25,000 Options to be granted after you have completed 6 months of time worked.
(e) Relocation: The Company agrees to: (i) pay you $10,000.00 when you relocate your family to the Denver metro area. This must occur prior to 12/31/09 in order to qualify for payment or (ii) $5,000.00 of the $10,000.00 when you sign a lease for temporary housing in the Denver metro area. This should occur within 45 days of your start date. To qualify for the balance $5,000.00, you need to have relocated your family to the Denver metro area prior to 12/31/09. Should you voluntarily terminate or are terminated for cause, within your first 12 months of employment, you agree to reimburse the Company for all relocation payments that you have received including deducting said amounts from your final pay.
(f) During the Employment Period, Manager may participate in all of the Company’s employee benefit programs for which similarly situated managers of the Company are generally eligible. Nothing contained herein should be construed, however, as a guarantee of coverage or eligibility in any of Company’s benefit programs. Manager shall be entitled to two weeks (2) vacation per year. Earned in accordance with the Company’s accrual practice with no carry over from year to year.
(g) Company shall reimburse Manager for all reasonable out-of-pocket expenses incurred by Manager in the course of performing Manager’s Duties under this Agreement after completion of an expense report and in accordance with Company’s reimbursement, reporting and documentation policies in effect from time to time with respect to travel, entertainment and other business expenses.

4. Termination of Employment. The Manager’s employment under this Agreement shall terminate upon the occurrence of any one or more of the following:
(a) the termination by the Company of Manager’s employment for Cause (as defined below);
(b) the termination by the Company of Manager’s employment without Cause;
(c) the Disability of Manager (as defined below); or
(d) the death of Manager.
5. Termination for Cause. Company shall have the right to terminate Manager’s employment at any time, without prior notice, for cause. “Cause” shall mean:
(a) Manager’s breach of any part of this Agreement;
(b) Manager’s failure to adhere to any written Company policy;
(c) Manager’s failure to substantially perform the Duties on a full-time basis as assigned by his / her manager;
(d) Manager’s failure to adhere to any of the requirements imposed on the Company by the Securities Exchange Commission (SEC).
(e) Manager’s misappropriation or attempted misappropriation of Company’s funds, property, Trade Secrets (defined below), or Confidential Information (defined below);
(f) Manager’s appropriation or attempted appropriation of a material business opportunity of the Company, including, without limitation, securing or attempting to secure personal profit or other benefit in connection with any sale or transaction entered into on behalf of the Company; or
(g) Manager’s conviction of, indictment (or its procedural equivalent) for, or entrance of a guilty plea or plea of no contest with respect to, any charge or crime involving fraud or moral turpitude or any other charge or crime for which imprisonment is a possible punishment (excepting traffic or moving vehicle violations).
6. Termination Payments.
(a) In the event that Manager’s employment is terminated pursuant to Paragraph 3 (a), (b), (c), (d), (e), (f) or (g) then all of Manager’s rights to the Base Salary and Benefits shall immediately terminate as of the date that Manager’s employment is terminated, except that Manager (or, in the event that Manager’s employment hereunder is terminated due to Manager’s death, Manager’s heirs, personal representative or estate) shall be entitled to any earned and unpaid portion of the Base Salary, less all deductions or offsets for amounts owed by Manager to the Company (including but not limited to any unearned salary advances or outstanding loans).
(b) If Manager is terminated without Cause, except in the case of the Sale of the Company (see Paragraph 11 below), Manager shall be entitled to continue to receive Three (3) months base salary following the date that Manager’s employment is terminated. To earn this termination payment, Manager must complete 2 months employment (6 months total) for each month of pay.
(d) If the Sale of the Company as defined in section 11 below occurs and Employee either (A) is terminated by the purchaser substantially simultaneously with the Sale of the Company or (B) voluntarily terminates his / her employment because the purchaser offers employment on terms that are not substantially the same or better as Employee’s current role and responsibilities. Employee shall be entitled to 6 months base salary (no other benefits are eligible under this provision). Such payments will be made in bi-weekly increments over the course of one (1) year. To earn this termination payment, Manager must complete 2 months employment (12 months total) for each month of pay. During this period, employee will remain bound by the non-compete provisions agreed to as part of employees “Employment Agreement”. Thereafter, the non-compete provisions of Employee’s Employment agreement will no longer apply. All other provisions will continue in accordance with their description as outlined in your Employment Agreement. In the event Employee violates the non-compete provision of this agreement, the Company reserves all of its rights as outlined in Employee’s Employment Agreement to recover payments made while employee remained bound by the Employment Agreement including attorney fees.
(e) Except as otherwise provided in this Paragraph 6, all compensation and other benefits shall cease to accrue upon termination of the Employment Period.

ARTICLE 2. CONFIDENTIALITY AND COMPETITION
1. Confidentiality.
(a) Manager recognizes and acknowledges that the Trade Secrets (defined below) and Confidential Information (defined below) obtained by Manager while employed by the Company concerning the business or affairs of the Company or any of their customers are the property of the Company.
(b) Manager recognizes and acknowledges that the business design, functionality and business operation of the computer systems and software which the Company owns, plans or develops, or acquires from third parties, whether for its own use or for use by its customers, are confidential in nature and shall be deemed to be Trade Secrets and/or Confidential Information, proprietary to and the property of the Company. Manager further recognizes and acknowledges that in order to enable the Company to perform services for its customers, such customers may furnish to the Company Trade Secrets and/or Confidential Information concerning the customers’ business affairs, property, methods of operation or other data and that the goodwill afforded to the Company depends upon, among other things, the Company and the Manager’s keeping such services and information confidential.
(c) Manager shall not use for Manager’s own account or disclose to any third person/party or unauthorized person any Trade Secret and/or Confidential Information of the Company, or its customers during the Employment Period and thereafter, whether or not the Trade Secret and/or Confidential Information is in tangible or intangible forms, except (i) as required to perform duties for the Company, (ii) after receiving the prior written consent of the Company’s CEO or (iii) to the extent that such Trade Secret and/or Confidential Information becomes generally available to and available for use by the public, other than as a result of Manager’s breach of Manager’s obligations hereunder or the breach of a third party of its confidentiality or non-disclosure obligations. Manager shall take all necessary precautions against disclosure of such information to third parties during and after the Employment Period.
(d) Manager shall keep in strictest confidence, both during the Employment Period and subsequent to termination of employment, and shall not, during the Employment Period or thereafter, disclose or divulge to any third person/party or unauthorized person, firm or corporation, or use directly or indirectly, for the Manager’s own benefit or the benefit of others, any Trade Secret or Confidential Information including, without limitation, information as to sources of, and arrangements for, the Company’s business plan(s), use of hardware or software supplied in any way to the Company or the Company’s customers, submission and proposal procedures, and customers or contact lists.
(e) Upon request of the Company and, in any event, upon the termination of the Employment Period, Manager shall return to and leave with the Company all computer programs, documentation, memoranda, client or customer lists, notes, records, drawings, manuals, flow sheets or other documents pertaining to the Company’s business or Manager’s employment (including all copies thereof). Manager shall also leave with the Company all other materials involving, containing or incorporating any Trade Secrets or Confidential Information of the Company, or their customers.
(f) Notwithstanding the foregoing, in the event Manager becomes legally compelled to disclose Trade Secrets and/or Confidential Information pursuant to judicial or administrative subpoena or process or other legal obligation, Manager may make such disclosure only to the extent required, in the opinion of counsel for Manager, to comply with such subpoena, process or other obligation. Manager shall, as promptly as possible and in any event prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Confidential Information and/or Trade Secrets.
2. Non-Compete; Non-Solicitation. In consideration of the terms and conditions of this Agreement and for other good and valuable consideration, including, but not limited to, the provision of training, facilities, client contacts, and experience by Company, Manager and Company freely choose to include this Non-Compete; Non-Solicitation Clause (“Non-Compete Clause”) as part of this Agreement. The Parties agree and recognize that this Non-Compete Clause is necessary to protect the legitimate business interests and goodwill of Company.
(a) Manager’s Acknowledgement. Manager acknowledges that Manager’s Duties are unique and Manager has or will have during the Employment Period access to Company’s Trade Secrets and/or Confidential Information. Manager also acknowledges that Company has, at a great expense, secured clients, temporary employees, consultants and recruits, through its employees, agents, marketing throughout the continental U.S., and in particular, within Manager’s Market Area (defined below). Manager further acknowledges that Company’s products and services are specialized and that Company has a proprietary interest in its Trade Secrets and Confidential Information, including its clients and client lists, which Company has invested considerable amounts of time and expense in attaining and developing, and ensuring the confidentiality of.

(b) Non-Competition. Manager expressly covenants and agrees that during the Employment Period and during the one (1) year immediately following the effective date of any employment termination, Manager will not, within the Market Area, directly or indirectly own, manage, operate, control, participate in, or be connected with as an officer, employee, partner, creditor, or guarantor of any person, partnership, firm, or corporation that is engaged or about to become engaged in the same business as Company, described more fully in Exhibit B, or any other business that is developed by Company during the Employment Period.
(c) Non-Solicitation of Customers. Manager expressly covenants and agrees that during the Employment Period and during the one (1) year immediately following the effective date of any employment termination, Manager will not in any way, directly or indirectly, on Manager’s own behalf or on behalf of or in conjunction with any other person, partnership, firm, or corporation solicit, divert, take away, or attempt to take away any person, partnership, firm, or corporation (or their business or patronage) that has been a customer or client of Company within the five (5) years preceding Manager’s employment termination.
(d) Non-Solicitation of Employees. Manager expressly covenants and agrees that during the Employment Period and during the one (1) year immediately following the date of Manager’s employment termination, Manager will not in any way, on Manager’s behalf or on behalf of or in conjunction with any person, partnership, firm, or corporation directly solicit, entice, hire, employ, or endeavor to employ any of Company’s employees.
3. Avoidance of Conflict of Interest. While employed by the Company, Manager shall not engage in any other business activities which conflict with Manager’s duties to the Company. Under no circumstances shall Manager work for any competitor or have any financial interest in any competitor of the Company; provided, however, that this Agreement does not prohibit investment of a reasonable part of Manager’s assets in the stock or securities of any competitor whose stock or securities are publicly traded on a U.S. exchange.
ARTICLE 3. DEFINITIONS
1. “Confidential Information” shall mean any data, observations or information, that is material, competitively sensitive, and not generally available to the public, other than as a result of a breach of a confidentiality obligation, including, but not limited to, training manuals, product development plans, marketing strategies, internal performance statistics, and the Company’s products, services, processing, selling, storage, application techniques and know-how such as client lists, client contact information, call lists, pricing lists, and financial and marketing data.
2. “Disability” shall mean Manager’s physical or mental illness, disability or incapacity that prevents Manager from substantially performing Manager’s Duties hereunder for 6 months or more during any 12-month period, determined in good faith by the Company.
3. “Market Area” shall mean the area within a 50 mile radius of the Company office(s) or assigned sales territory outside the state of Florida to which Manager is assigned.
4. “Sale of the Company” means any transaction or series of related transactions (i) the result of which is that any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of Company’s issued and outstanding voting securities, (ii) that results in the sale of all or substantially all of the Company’s assets, or (iii) that results in the consolidation or merger of the Company with or into another entity, other than an affiliate, in which the Company is not the surviving entity. Notwithstanding, these provisions will not apply in the event the Company decides to become a private entity and his / her duties / responsibilities do not substantially change in scope.
5. “Trade Secret” shall mean the whole or any portion or phase of any technical information, design, process, procedure, formula, improvement, confidential business or financial information, listing of customer or client names, addresses, or telephone numbers or other information which is secret and of value to any of Company’s areas of business.

ARTICLE 4. GENERAL PROVISIONS
1. Reformation. If, at the time of enforcement of this Agreement, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical areas reasonable under such circumstances shall be substituted for the sated period, scope or area.
2. Enforcement. Manager acknowledges that the injury that would be suffered by the Company as a result of a breach of any of the provisions of Paragraphs 7 through 9 hereof would be irreparable and that an award of monetary damages to the Company for such a breach, on its own, would be an inadequate remedy. Consequently, the Company shall have the right, in addition to any other rights or remedies it may have at law or in equity, to obtain injunctive relief to prevent or restrain any such breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company shall not be obligated to post bond or other security in seeking such relief. The Company shall be entitled to its attorneys’ fees and costs incurred in enforcing this Agreement, including attorneys’ fees and costs incurred in pursuing an injunction, which fees and costs shall be paid as soon as the Court determines their reasonableness and amount, and before the adjudication on the merits of any underlying action.
3. Liquidated Damages. In the event of a breach by Manager of Paragraphs 7 or 8 hereof, which results in a loss of a customer of the Company, and in addition to any other rights or remedies, Manager shall pay to Company a sum of liquidated damages equal to the amount of the gross fee that Company earned from such customer during the most recent one (1) year period during which Company provided services to the client. If services were not provided to the client for a full year, liquidated damages shall be equal to the annualized value of the fees actually charged for services that were provided. Manager and Company agree that the amount established hereunder as liquidated damages is reasonable under the circumstances existing on the Effective Date.
4. Assignment. This Agreement and the rights and obligations of the Parties hereto shall bind and inure to the benefit of any successor(s) of the Company by virtue of reorganization, merger, or consolidation, and any assignee(s) of all or substantially all of its business or properties. Since this Agreement is personal to Manager, Manager’s obligations under this Agreement may not be assigned or transferred to any other person or entity.
5. Survival. Notwithstanding the expiration of the Employment Period or termination of the Manager’s employment with the Company, this Agreement shall continue in full force and effect as to any provisions requiring observance or performance subsequent to any such expiration or termination.
6. Severability. Wherever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but the unenforceability of any one or more provisions, clauses, or portions hereof shall not render any other provision, clause or portion hereof unenforceable or invalid. “If any court determines that the scope or subject of a restriction in this Agreement is unreasonable or too broad, it may modify the unreasonable or overly broad portion to the extent required to make such restriction valid and enforceable and in conformance with applicable law, and enforce the restriction as modified.”
7. Extension of Covenants. If Manager breaches a restrictive covenant of this Agreement containing a specified term, the length of the covenant shall be extended by the period of time between the inception of the breach and the date a court of competent jurisdiction remedies such breach of the covenant.
8. Entire Agreement. This Agreement contains the entire agreement between the Parties and there are no agreements, understandings, restrictions, warranties, or representations between the Parties relating to this subject matter other than those in this Agreement. This Agreement supersedes all prior agreements, understandings, discussions, or negotiations relating to this subject matter.
9. Waiver. Any failure of Company to demand rigid adherence to one or more of this Agreement’s provisions or terms shall not be construed as a waiver nor deprive Company of the right to insist upon strict compliance.
10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.
11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and shall not be construed against the drafter of the Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date of this Agreement.

GLOBAL EMPLOYMENT SOLUTIONS, INC.

/s/ Howard Brill		June 8, 2009

By:	Howard Brill	Date
Title:	CEO

/s/ Paige Burkes		June 8, 2009

By:	Paige Burkes	Date
Title:	CFO